EXHIBIT 10.4

LOAN AGREEMENT

This LOAN AGREEMENT (“Agreement”) is entered into effective as of May 1, 2021 (“Effective Date”) by and between:

Craig Technical Consulting, Inc., a Delaware corporation having its principal place of business at 150 N. Sykes Creek Parkway, Suite 200, Merritt Island, FL 32953 (“Lender”),

and

Craig Technologies Aerospace Solutions, Inc. d/b/a Sidus Space, a Delaware corporation having its principal place of business at 150 N. Sykes Creek Parkway, Suite 200, Merritt Island, FL 32953 (“Borrower”).

(Lender and Borrower are collectively referred to as the “Parties” and individually referred to as “Party.”)

WHEREAS Borrower desires to borrow funds from Lender in order to finance its operations; and

WHEREAS Lender is willing to lend funds to Borrower on the terms and conditions provided herein;

NOW THEREFORE, the Parties agree as follows:

1. Loan Amount. The Lender hereby agrees to make a loan to the Borrower in the amount of four million ($4,000,000) (the “Loan”).

2. Interest. From the Effective Date until such date as this Loan (together with all interest thereon) is paid in full, the principal balance of this Note outstanding (together with any accrued but unpaid interest thereon) shall bear interest at a per annum interest rate equal to the long term Applicable Federal Rate (as such term is defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended).

3. Loan Term. The term of this Loan shall commence on the Effective Date, and shall be repaid in the amount of $250,000 every quarter for four (4) years beginning on Oct 1, 2021. This Agreement and the Loan may be extended by mutual consent of the Parties, provided that any amendment complies with all applicable legal requirements

4. Repayment; Nonrecourse. The indebtedness under this Loan Agreement shall be nonrecourse except to the extent of any assets and income of Borrower.

5. Prepayment. The Loan and any interest accrued hereunder may be repaid fully or partially, at any time, without premium, penalty, or notice. All prepayment amounts received by the Lender shall be applied first to interest, and then to any unpaid principal balance.

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6. Representations and Warranties of Borrower. The Borrower hereby makes the following representations and warranties to Lender:

a.

The Borrower is a company duly formed and validly existing under the laws of the State of Delaware and it has the power and authority to own its own property and assets; to carry on its business as it is now being conducted and to enter into, deliver and perform its obligations under this Agreement; and

b.	This Agreement constitutes the valid and legal obligation of the Borrower, binding upon and enforceable against the Borrower in accordance with the terms and conditions hereof.

7. Covenants of the Borrower. The Borrower covenants with the Lender that, so long as this Agreement shall remain in effect:

a. Use of Proceeds. The Borrower shall use the proceeds of the Loan for general working capital purposes. Without the written permission of the Lender, the Borrower shall not directly or indirectly use the proceeds of the Loan for the repayment or retirement of indebtedness of the Borrower.

b. No Subordination. The Loan shall rank senior to and shall not be subordinated to any future indebtedness debt of the Borrower, unless otherwise agreed to in writing by Lender.

c. Limitation on Dividends and Distributions. The Borrower shall not (i) declare or pay any dividends on any class of its capital stock; (ii) directly or indirectly or through any subsidiary or affiliate purchase, redeem or retire any of its capital stock or warrants or options for capital stock; or (iii) make any other distribution of any kind or character in respect of its capital stock.

d. Notice of Default. The Borrower shall furnish the Lender prompt written notice of any Default or Event of Default (as defined below), which notice shall specify the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto.

8. Other Negative Covenants. The Borrower will not, unless the Lender shall otherwise consent in writing (a) create, assume or suffer to exist, any liens or security interest upon or with respect to any other assets material to the consolidated operations of the Borrower, (b) create, assume or suffer to exist any other debt, or (c) merge or consolidate with any person or entity.

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9. Defaults and Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”: (a) the Borrower fails to perform any other covenant, condition, or agreement set forth in this Agreement, or any other agreement by and between Borrower and Lender, and such failure continues unremedied for thirty (30) days after the Borrower’s receipt of written notice thereof from the Lender; (b) an Act of Insolvency (as defined below) occurs in relation to the Borrower; or (c) the Borrower becomes bankrupt or insolvent as defined in any bankruptcy or insolvency law applicable to it. As used in this

Agreement, “Default” means any event or circumstance which, with notice and/or the passage of time, would constitute an Event of Default, and “Act of Insolvency” means the occurrence of any of the following events:

(i)

the filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy or insolvency law by the Borrower or the admission by the Borrower that it is unable to pay its debts as they become due; or

(ii)

the entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor adjudicating the Borrower as bankrupt or insolvent or approving a petition seeking reorganisation or appointing a receiver, trustee, liquidator, administrative receiver, administrator, compulsory manager or other similar officer over all or a substantial part of the Borrower’s assets, and such order, judgment or decree continuing unstayed and in effect for a period of ninety (90) days; or

(iii)	the consent to an involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by the Borrower.

Upon the occurrence of any Event of Default, the Lender may, by notice to the Borrower, declare the Loan, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loan, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

10. Successors and Assigns. The terms, covenants, and conditions contained in this Agreement and the Loan shall be binding upon the successors and permitted assigns of the Borrower and shall inure to the benefit of the successors and permitted assigns of the Lender.

11. Enforceability. In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. The parties commit to make their best efforts to amend any invalid, illegal or unenforceable clause of this Agreement.

12. Non-negotiable. The Agreement is non-negotiable and shall not be sold, transferred, assigned, or pledged by Lender except with the prior written approval of Borrower; provided, however, that the Lender may transfer this Agreement to any related party by written endorsement specifying the related party to which the Agreement is being transferred. For purposes of this paragraph, the term “related party” means any existing or newly formed entity or association directly or indirectly controlled by Lender, through an ownership interest or contractual rights.

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13. Remedies Cumulative. The remedies of the Lender, as provided herein or in law or in equity, shall be cumulative and concurrent, and may be pursued singularly, successively, or together at the sole discretion of the Lender, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or a release thereof.

14. Governing Law. The Agreement is governed by the laws of the State of Delaware, and may be modified only by a written agreement executed by the person against whom the change, modification, or waiver is to be enforced.

15. Notices. Any notice required to be given under this Agreement shall be given in writing, and shall be effective when actually delivered by hand, when actually received by facsimile or email with scan attachment (unless otherwise required by law), when deposited with a nationally recognized overnight courier, or, if mailed, when deposited in the United States mail, as first class, certified or registered mail postage prepaid, at the addresses set forth on the first page. The addresses for each party hereto may be changed by a notice delivered as set forth in this Section.

16. Counterparts. This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be an original, but all of which when taken together shall constitute one single instrument.

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The Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the Effective Date.

Craig Technical Consulting, Inc.,		Craig Technologies Aerospace Solutions, Inc. d/b/a Sidus Space.

By:	/s/ Carol M Craig	By:	/s/ Carol M Craig
Name:	Carol M Craig	Name:	Carol M Craig
Title:	CEO	Title:	CEO

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